Exhibit 10.176

MEMORANDUM OF UNDERSTANDING

April 16, 2015

This “MOU”), by and between VG Life Sciences Inc., a Delaware corporation (“VGLS”), and Tg IT, Inc., dba “Anchor Point IT-Solutions,” a California corporation (“Anchor Point”), with respect to mutual agreement for VGLS and Anchor Point to enter into a consulting service agreement, where Anchor Point will provide IT support and on-call services to VGLS.

The understanding and agreement of VGLS and Anchor Point with respect to such IT Support and on-call services embodied in this MOU is as follows:

1.      VGLS and Anchor Point entered into a Memorandum of Understanding dated February 1, 2014 pursuant to which Anchor Point provided IT support and on-call services to VGLS for a period of one year which expired by its own terms on January 31, 2015.

2.      By entering into this MOU, both parties intend for there to be no lapse of coverage of services provided by Anchor Point to VGLS between the expiration of the February 1, 2014 Memorandum of Understanding and commencement of this MOU. For that reason, this MOU relates to services rendered by Anchor Point to VGLS commencing on February 1, 2015.

3.      This MOU may be terminated by either party without cause and for any reason by giving thirty (30) days’ written notice to the other party. For the purpose of this paragraph, written notice provided by electronic mail to the other party shall be sufficient. Unless properly terminated pursuant to this paragraph, this MOU shall not automatically expire by its own terms.

4.      Both parties desire to agree to payment in the form of shares for services previously provided to VGLS, as well as for services to be provided to VGLS.

5.      All services provided by Anchor Point beginning February 1, 2015 will be valued at an average closing stock price of 20 days pre-closing of this transaction and all cost of Anchor Point in providing the services shall be paid in shares of VGLS common stock.

6.      Both parties value such future support and service to be at a Six-Hundred Dollars ($600.00) per month to be reviewed and adjusted quarterly as needed as amendments to this agreement.

7.      Shares will be earned quarterly on the last day of each quarter.

It is the intention of VGLS and Anchor Point to negotiate in good faith and enter into a long-form agreement (the “Long-Form Agreement”) within the next 60 days after the date of this MOU, which shall be based upon, and shall be consistent with, the terms and provisions of this MOU.

Until the Long-Form Agreement is entered into (or if in no Long-Form Agreement is entered into); this MOU shall constitute a legal and valid agreement between VGLS and Anchor Point with respect to its subject matter. This MOU sets forth the entire understanding and agreement of VGLS and Anchor Point with respect to the subject matter hereof and it may not be amended or modified, except by a written instrument executed by VGLS and Anchor Point.

If this MOU meets with your approval and sets for the preliminary understanding agreement of VGLS and Anchor Point with respect to the subject matter hereof, please have it signed by a duly authorized officer of Anchor Point and return it to the undersigned.

Very truly yours,
VG Life Sciences Inc.

By: /s/ John P. Tynan
John Tynan
President & CEO

Agreed and Accepted

As of the 16th day of

April 2015

Tg IT, Inc. (dba Anchor Point IT Solutions)

By: /s/ Paul R. McLean

Title: Paul McLean

Its: Principal